==============================================================================

                           STOCK PURCHASE AGREEMENT

                                    between

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                                      and

                                RSL CAPITAL LLC

                         dated as of December 3, 1998

==============================================================================

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                               TABLE OF CONTENTS

                                                                           Page

RECITALS....................................................................1

SECTION 1         SUBSCRIPTION AND ISSUANCE OF CLASS B SHARES...............1
         1.1  Commitment....................................................1
         1.2  Commitment Fee................................................1
         1.3  Exercise of Commitment; Issuance and Sale of Shares...........2
         1.4  Post-Closing Adjustment.......................................2
         1.5  Legend........................................................3

SECTION 2         CONDITIONS................................................3
         2.1  Representations, Performance..................................4
         2.2  Delivery of Shares............................................4
         2.3  Consents......................................................4
         2.4  Injunction, etc...............................................4
         2.5  No Material Adverse Effect....................................4
         2.6  Opinion of Counsel............................................5
         2.7  Corporate and Other Proceedings...............................5
         2.8  Change of Control.............................................5
         2.9  Buyer Expenses................................................5
         2.10  Commitment Fee...............................................5

SECTION 3         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............5
         3.1  Corporate Existence and Power.................................5
         3.2  Corporate and Governmental Authorization; No Contravention....5
         3.3  Title to Shares, Capitalization, etc..........................6
         3.4  Binding Effect................................................6
         3.5  SEC Reports and Financial Statements..........................7
         3.6  Absence of Undisclosed Liabilities............................7
         3.7  Litigation....................................................8
         3.8  Taxes.........................................................8

SECTION 4         REPRESENTATIONS AND WARRANTIES OF THE BUYER...............8
         4.1  Organization and Authorization................................8
         4.2  Binding Effect................................................8
         4.3  Purchase for Investment.......................................8


SECTION 5         COVENANTS OF THE COMPANY..................................9
         5.1  Conduct of Business...........................................9
         5.2  Access and Information.  .....................................9

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         5.3  Financial Statements and Reports.............................10
         5.4  Public Announcements.........................................10
         5.5  Price Per Share Calculation; Additional Class B Shares.......10
         5.6  Further Actions..............................................11

SECTION 6         INDEMNIFICATION..........................................11

SECTION 7         TERMINATION..............................................13

SECTION 8         DEFINITIONS..............................................13

SECTION 9         MISCELLANEOUS............................................17
         9.1  Amendments and Waivers.......................................17
         9.2  Successors and Assigns.......................................17
         9.3  Notices......................................................17
         9.4  Expenses.....................................................18
         9.5  Survival of Representations and Warranties...................18
         9.6  Severability.................................................19
         9.7  Integration..................................................19
         9.8  No Third Party Beneficiaries.................................19
         9.9  Counterparts.................................................19
         9.10  Governing Law and Jurisdiction..............................19
         9.11  Trial Without Jury..........................................20

Exhibit A - Form of Exercise Notice
Exhibit B - Form of Officer's Certificate
Exhibit C - Form of Legal Opinion

                           STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of December 3, 1998, by and among, RSL Capital LLC, a New York limited liability company (the "Buyer"), and Central European Media Enterprises Ltd., a company organized under the laws of Bermuda (the "Company").

                                   RECITALS:

         WHEREAS, Ronald S. Lauder, the non-executive Chairman of the Company, owns all the capital stock of and is the Chairman of the Buyer;

         WHEREAS, the Company has requested to the Buyer to commit to subscribe for 1,515,000 newly issued shares of the Company's Class B Common Stock, $.01 par value per share ("Class B Shares"), at a price of $15 per share (subject to adjustment as provided herein), and the Buyer has agreed to make such a commitment on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, all capitalized terms used herein without definition are used as defined in Section 8;

         NOW THEREFORE, and in consideration of the foregoing and the covenants and conditions hereof, the Company and the Buyer (the "Parties") agree as follows:

                                  AGREEMENT:

                                   SECTION 1
                  SUBSCRIPTION AND ISSUANCE OF CLASS B SHARES

         1.1 Commitment. Subject to the terms and conditions of this Agreement, upon written notice by the Company given on or prior to December 31, 1998 (the "Expiration Date"), the Buyer agrees to subscribe for 1,515,000 Class B Shares, for a subscription price per share of $15.00 (the "Per Share Price"), subject to adjustment as set forth in Section 1.4, and an aggregate subscription price of $22,725,000 (the "Subscription Price").

         1.2 Commitment Fee. In consideration of the Buyer's willingness to agree to subscribe for the Class B Shares, the Company shall pay the Buyer a sum of $227,250 (the "Commitment Fee"), payable in cash on the earlier of the Closing Date and January 4, 1999.

         1.3 Exercise of Commitment; Issuance and Sale of Shares. (a) The Company may exercise the commitment set forth in Section 1.1 by delivering to the Buyer a written notice in the form set forth in Exhibit A hereto (an "Exercise Notice") to such effect on or prior to the Expiration Date.

         (b) The closing of the subscription and purchase of the Class B Shares (the "Closing") shall take place on the tenth Business Day following the receipt by Buyer of the Exercise Notice (the "Closing Date") at 10:00 a.m. at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, or at such other time and place as the Parties shall agree.

         (c) At the Closing, subject to the satisfaction of the conditions set forth in Section 2, (i) the Buyer shall pay or cause to be paid the Subscription Price to the Company by wire transfer of immediately available funds to the account of the Company designated at least two Business Days prior to the Closing Date and (ii) concurrently therewith the Company shall issue and deliver to the Buyer (or to an Affiliate of the Buyer designated by the Buyer no less than two Business Days prior to the Closing Date) one or more certificates (as shall be designated by the Buyer) representing 1,515,000 Class B Shares, and shall take all such other actions as may be required to vest legal title to the Class B Shares in the Buyer (or such Affiliate), free and clear of all Liens, restrictions on sales or pre-emptive rights.

         1.4 Post-Closing Adjustment. (a) Subject to paragraphs (b) and (c) below, on November 19, 1999 (the "Adjustment Date"), the Company will issue to the Buyer (or to an Affiliate of the Buyer designated in writing by the Buyer no less than two Business Days prior to the Adjustment Date), for no additional consideration, such number of additional Class B Shares that, when added to the 1,515,000 Class B Shares issued to the Buyer on the Closing Date, will result in the average Per Share Price for all Class B Shares issued to the Buyer (and any Affiliate of the Buyer) pursuant to this Agreement being equal to the average of the last reported trading price of the Company's Class A Common Stock, $.01 par value per share, (the "Class A Shares") on NASDAQ (the "Final Trading Price") for each NASDAQ trading day during the period from and including November 13, 1998 to and including November 12, 1999 (the "Measurement Period").

         (b) If the last reported trading price of the Class A Shares on NASDAQ equals or exceeds $15.00 for twenty or more consecutive NASDAQ trading days during the Measurement Period, then there will be no adjustment to the Per Share Price and no additional Class B Shares will be issued pursuant to paragraph (a) of this Section 1.4.

         (c) The maximum number of additional Class B Shares issuable to the Buyer (or an Affiliate of the Buyer) pursuant to this Section 1.4 shall be 757,500 (corresponding to a Per Share Price of $10.00).

         (d) In the event that any additional Class B Shares are issued to the Buyer (or an Affiliate of the Buyer) pursuant to this Section 1.4, the Company will deliver to the Buyer (or its Affiliate), on the Adjustment Date, one or more certificates (as instructed by the Buyer) representing additional Class B Shares and take all such other actions as may be required to vest legal title to such additional Class B Shares in the Buyer (or its Affiliate), free and clear of all Liens, restrictions on sales or pre-emptive rights.

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                                      3

         1.5 Legend. (a) Except as provided in Section 1.5(b), each certificate for Class B Shares issued to the Buyer shall be stamped or otherwise imprinted with a legend in substantially the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR IN ANY OTHER MANNER TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE RULES AND REGULATIONS THEREUNDER.

         (b) The legend requirements of Section 1.5(a) shall terminate (i) when and so long as the Class B Shares in question shall have been effectively registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such legend is not required in order to ensure compliance with the Securities Act.

                                   SECTION 2
                                  CONDITIONS

         The obligations of the Buyer to consummate the transactions contemplated hereby and to pay the Subscription Price to the Company shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which the Company agrees to use reasonable efforts to cause to be fulfilled:

         2.1 Representations, Performance. (a) The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects at and as of the date hereof, and shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

         (b) The Company shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

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                                      4

         (c) The Company shall have delivered to the Buyer a certificate in the form set forth in Exhibit B hereto, dated the Closing Date and signed by a duly authorized officer of the Company.

         2.2 Delivery of Shares. At the Closing, the Company shall have delivered all of the certificates for the Class B Shares as provided in
Section 1.3 hereof.

         2.3 Consents. All Consents of any Governmental Authority required to be made or obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been made or obtained.

         2.4 Injunction, etc. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement. No action or proceeding shall be pending or threatened by any Governmental Authority or other Person on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, or to recover any material damages or obtain other material relief as a result of such transactions, or that otherwise relates to the application of any such Law.

         2.5 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since September 30, 1998 that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect.

         2.6 Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from counsel to the Company, in the form set forth in Exhibit C hereto.

         2.7 Corporate and Other Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         2.8 Change of Control. No Change of Control of the Company shall have occurred.

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                                      5

         2.9 Buyer Expenses. The Company shall have reimbursed the Buyer for its reasonable out-of-pocket expenses referred to in Section 9.4 hereof.

         2.10 Commitment Fee. The Company shall have paid the Commitment Fee as provided in Section 1.2 hereof.

                                   SECTION 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

         3.1 Corporate Existence and Power. The Company is a company duly organized, validly existing and in good standing under the laws of Bermuda and has all corporate, partnership or other applicable powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted.

         3.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement is within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

         3.3 Title to Shares, Capitalization, etc. (a) Upon delivery of the Class B Shares as provided for in Section 1.3 and Section 1.4, (i) such Class B Shares will be duly authorized and validly issued, (ii) the Buyer (or its Affiliate, as the case may be) will acquire good and valid title to all such Class B Shares, free and clear of any Lien other than any Lien created by the Buyer (or such Affiliate), and (iii) such Class B Shares shall be fully paid and nonassessable.

         (b) The authorized capital of the Company consists of (i) 100,000,000 Class A Shares, of which 18,070,789 are issued and outstanding, and (ii) 15,000,000 Class B Shares, 6,062,329 of which are issued and outstanding prior to the issuance contemplated by Section 1.3 hereof and 7,577,329 of which will be issued and outstanding upon the consummation of such issuance. All of the issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and nonassessable.

         (c) There are no preemptive or similar rights on the part of any holders of any class of securities of the Company. Except for (i) this Agreement, (ii) the options and warrants previously granted to the Buyer,
(iii) the options to purchase Class A Shares granted under the 1994 Amended and Restated Stock Option Plan, (iv) the options to purchase Class A Shares granted under the 1995 Amended and Restated Stock Option Plan, (v) the options to purchase 32,500 Class A Shares granted to Herbert S. Schlosser, and (vi) the warrants to purchase 100,000 Class A Shares granted to each of MAWA Holding N.V., Lavender Foundation and Staffordshire Corporation N.V., there are no subscription, option, warrant, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company or any Subsidiary or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any Class A Shares or any securities convertible into or exchangeable for any Class A Shares, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of the Company or any Subsidiary or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of the Company or any Subsidiary.

         3.4 Binding Effect. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the Buyer, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity.

         3.5 SEC Reports and Financial Statements. (a) The Company has filed all required forms, reports and documents with the Securities Exchange Commission (hereinafter collectively referred to as the "Company Reports") required to be filed by it pursuant to the Securities Act and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

         (b) None of the Company Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (c) The consolidated balance sheets and the related consolidated statements of income, cash flow and shareholders' equity (including without limitation the related notes thereto) of the Company and its consolidated Subsidiaries included in the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K") and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (the "Company 10-Qs"), present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of consolidated operations and cash flows for the periods then ended, all in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and in the case of unaudited financial statements subject to normal year-end audit adjustments, and except for certain footnote disclosures required by United States generally accepted accounting principles.

         3.6 Absence of Undisclosed Liabilities. Except for liabilities reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1998 or reflected in the notes thereto, or as has been disclosed in the Company Reports, none of the Company and its Subsidiaries has any liabilities or obligations (absolute or accrued or contingent, whether accrued or unaccrued and whether due or to become due) other than liabilities and obligations incurred in the ordinary course of business since September 30, 1998 or liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         3.7 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of an adverse decision that would have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement.

         3.8 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all income tax returns and all other material tax returns which are required to be filed and has paid (i) all taxes shown to be due and payable on such returns and (ii) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other governmental charges imposed on it or any of its property and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than any (x) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (y) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with United Stated generally accepted accounting principles have been maintained).

                                   SECTION 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         4.1 Organization and Authorization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of New York and the execution, delivery and performance by the Buyer of this Agreement are within the Buyer's limited liability company powers and have been duly authorized by all necessary limited liability company action.

         4.2 Binding Effect. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity.

         4.3 Purchase for Investment. The Buyer is purchasing the Class B Shares solely for investment, with no present intention to resell such Class B Shares. The Buyer hereby acknowledges that the Class B Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

                                   SECTION 5
                           COVENANTS OF THE COMPANY

         On and after the date hereof to the Closing Date (and in case of Section 5.5, to the Adjustment Date), except as expressly permitted or required by this Agreement:

         5.1 Conduct of Business. The Company will, and will cause each Subsidiary to:

                  (a) carry on its business in, and only in, the ordinary course of business consistent with its past practice;

                  (b) not increase any obligations of the Company or any Subsidiary with respect to Indebtedness, prepay any accounts payable, delay payment of any trade payables other than in the ordinary course of business, or make any other cash payments other than in the ordinary course of business consistent with its past practice;

                  (c) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

                  (d) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

                  (e) promptly advise the Buyer in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could have or result in a Material Adverse Effect or a breach of this Section 5.1; and

                  (f) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (a) through (e).

         5.2 Access and Information. The Company will give the Buyer and its Representatives full access during reasonable business hours to all of the Company's and its Subsidiaries' respective properties, assets, books, contracts, commitments, reports and records, and furnish to them all such documents, records and information and copies of any work papers relating thereto as the Buyer shall from time to time reasonably request. The Company will keep the Buyer generally informed as to the affairs of the Business.

         5.3 Financial Statements and Reports. The Company will deliver to
Buyer:

                  (a) From the date hereof to and including the Closing Date, monthly management reports in scope and detail consistent with those management reports that have historically been distributed to the Company's senior management and have previously been delivered to the Buyer, and timely prepare, and promptly deliver to the Buyer, monthly financial statements, to be in scope and detail consistent with such monthly financial statements as historically distributed to the Company's senior management and as previously delivered to the Buyer. Each such financial statement shall present fairly the financial position, assets and liabilities of the Company as at the date thereof and the results of its operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by the Company in the preparation of such monthly financial statements;

                  (b) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed; and

                  (c) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission.

         5.4 Public Announcements. Except as required by applicable Law, the Company shall not, and shall not permit any Subsidiary to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

         5.5 Price Per Share Calculation; Additional Class B Shares. (a) Not later than one day prior to the Adjustment Date, the Company shall deliver to Buyer its determination of the Final Trading Price for each day during the Measurement Period, the average of all such Final Trading Prices, and the number of additional Class B Shares, if any, to be issued to the Buyer on the Adjustment Date pursuant to Section 1.4.

         (b) The Company shall cause to be reserved 757,500 of Class B Shares for issuance and delivery to the Buyer on the Adjustment Date in accordance with Section 1.4 hereof. All such Class B shares shall be duly authorized and, when issued upon the Per Share Price adjustment, shall be validly issued, fully paid and nonassessable, free and clear of all Liens, restrictions on sale and preemptive rights.

         5.6 Further Actions. (a) The Company shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for the Company to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby.

         (b) The Company shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Law, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Consents of any Governmental Authority necessary to be obtained or made by it, in each case in connection with this Agreement, the sale and transfer of the Class B Shares pursuant hereto, or the consummation of the other transactions contemplated hereby.

         (c) The Company shall coordinate and cooperate with the Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Buyer.

         (d) At all times prior to the Closing Date, the Company shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that could result in the failure of any of the conditions contained in Section 2 to be satisfied, promptly upon becoming aware of the same.

                                   SECTION 6
                                INDEMNIFICATION

         In the event that the Buyer or any of its officers, directors or controlling Persons (each, an "Indemnified Party") becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person, including, without limitation, the Company or any equity holders or creditors of the Company, in connection with or as a result of any matter referred to in this Agreement, including but not limited to the purchase by the Buyer of Class B Shares, the Company periodically will reimburse such Indemnified Party for all of its out-of-pocket legal, expert and other expenses (including the out-of-pocket cost of any investigation and preparation) incurred in connection therewith. The Company also will indemnify and hold each Indemnified Party harmless against any and all losses, claims, damages, expenses, actions, demands, assessments, costs, judgments, awards, fines, sanctions, penalties, amounts paid in settlement, or liabilities ("Damages") to any such Person in connection with or as a result of any matter referred to in this Agreement and without regard to the exclusive or contributory negligence of any of the Indemnified Parties, except to the extent that any such Damages is finally judicially determined to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Party in connection with the subject matter of this Agreement (and in the event of such a determination, the Indemnified Party will reimburse the Company for any expenses advanced to such Indemnified Party by the Company pursuant to the immediately preceding sentence). If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative economic interests of the Company and its equity holders, on the one hand, and such Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 7 will be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliate of any Indemnified Party and the directors, agents, advisors, employees and controlling Persons of such Indemnified Party and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and Personal representatives of the Company, such Indemnified Party, any such Affiliate and any such Person. The Company will not be responsible, in connection with any one action or proceeding (or separate but substantially similar proceedings arising out of the same general allegations), for the fees and expenses of more than one firm of attorneys at any time for all Indemnified Parties, except to the extent local counsel, in addition to its regular counsel, is required to effectively defend against such action, provided if counsel to the Indemnified Parties reasonably determines that there is a conflict of interest among the Indemnified Parties, then the Indemnified Party with respect to which such conflict of interest relates may employ separate counsel at the cost and expense of the Company. The Company also agrees that neither any Indemnified Party nor any of such Affiliates, directors, agents, advisors, employees or controlling Persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company, any Person asserting claims on behalf or in the right of the Company, or any other Person in connection with or as a result of any matter referred to in this Agreement except to the extent that any Damages incurred by the Company result from the gross negligence, willful misconduct or bad faith of such Indemnified Party in connection with the subject matter of this Agreement. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization, or reclassification of its outstanding securities, the Company shall notify the Indemnified Parties in writing thereof (if not previously so notified) and, if requested by the Indemnified Parties, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this Section 7 including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to the Indemnified Parties.

                                   SECTION 7
                                  TERMINATION

         This Agreement shall terminate on January 1, 1999 if no Exercise Notice is given on or prior to December 31, 1998. In addition, this Agreement may be terminated at any time prior to the Closing:

                  (a) by the written agreement of the Company and the Buyer;

                  (b) upon notice given by the Buyer if the Company breaches any material covenant or agreement in this Agreement or any other document or agreement delivered pursuant to this Agreement or in furtherance of the transactions contemplated herein (collectively, the "Transaction Documents") or if any representation or warranty made by the Company in or pursuant to any Transaction Document is false in any material respect when made; or

                  (c) upon notice given by either the Company or the Buyer if consummation of the transactions contemplated hereby would violate, in whole or in part, any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

If this Agreement is terminated as provided in this Section 7, this Agreement shall become null and void and of no further force or effect, except for
Section 1.2 relating to the payment of the Commitment Fee, Section 5.4 relating to publicity, Section 6 relating to indemnification and Section 9.4 relating to certain expenses. Nothing in this Section 7 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

                                   SECTION 8
                                  DEFINITIONS

         In this Agreement, the following terms shall have the following respective meanings:

         "Adjustment Date" shall have the meaning assigned to it in Section 1.4(a).

         "Affiliate" means, with regard to any person, any other person who, individually or as a part of a "group" for purposes of Section 13(d) of the Securities Exchange Act, controls, is controlled by or is under common control with, such person.

         "Agreement" means this Stock Purchase Agreement, including any exhibits and schedules hereto, as it may be supplemented or amended from time to time in accordance with its terms.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Buyer" shall have the meaning assigned to it in the preamble.

         "Change of Control of the Company" means the occurrence of any of the following events:

                  (a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than eighteen percent (18%) of the total voting power of the equity securities of the Company and obtains the contractual right to elect or designate for election a majority of the Board of Directors of the Company; or

                  (b) Permitted Holders cease to beneficially own, directly or indirectly, such amount of the equity securities of the Company that gives them over 50% of the total voting power of such securities.

         "Class A Shares" shall have the meaning assigned to it in Section
1.4(a).

         "Class B Shares" shall have the meaning assigned to it in the recitals.

         "Closing" shall have the meaning assigned to it in Section 1.3(b).

         "Closing Date" shall have the meaning assigned to it in Section
1.3(b).

         "Commitment Fee" shall have the meaning assigned to it in Section
1.2.

         "Commitment Letter" means the letter, dated November 12, 1998, from the Buyer to the Company relating to the subject matter of this Agreement.

         "Company" shall have the meaning assigned to it in the preamble.

         "Company 10-K" shall have the meaning assigned to it in Section
3.5(c).

         "Company 10-Qs" shall have the meaning assigned to it in Section
3.5(c).

         "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

         "Damages" shall have the meaning assigned to it in Section 7.

         "Exchange Act" shall have the meaning assigned to it in Section
3.5(a).

         "Exercise Notice" shall have the meaning assigned to it in Section 1.3(a).

         "Expiration Date" shall have the meaning assigned to it in Section
1.1.

         "Final Trading Price" shall have the meaning assigned to it in
Section 1.4(a).

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, the European Union.

         "Indebtedness", as applied to any Person, means, without duplication,
(i) all indebtedness for borrowed money, (ii) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (iii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iv) notes payable and drafts accepted representing extensions of credit, (v) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (vi) all indebtedness and obligations of the types described in the foregoing clauses (i) through (vi) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

         "Indemnified Party" shall have the meaning assigned to it in Section 7.

         "Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority and (ii) orders, decisions, injunctions, judgments, awards, Consents and decrees of or agreements with any Governmental Authority.

         "Lien" means any lien, mortgage, pledge, charge, security interest or encumbrance of any kind.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business, operations, assets (taken as a whole), liabilities (taken as a whole) or prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder, provided that the results of Company's investments and operations in Poland shall be excluded from the determination of a Material Adverse Effect.

         "Measurement Period" shall have the meaning assigned to it in Section 1.4(a).

         "NASDAQ" means The Nasdaq National Market of The Nasdaq Stock Market operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Security Dealers, Inc.

         "Party" shall have the meaning assigned to it in the recitals.

         "Per Share Price" shall have the meaning assigned to it in Section
1.1.

         "Permitted Holders" means Ronald S. Lauder and Persons with respect to whom Ronald S. Lauder possesses the power to direct such Person's management and policies, whether through the ownership of voting securities, by contract or otherwise (which power shall be deemed to exist upon the ownership of more than 50% of any class of voting securities or equity interest in any such Person).

         "Person" means, an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Representatives" as to any Person, means its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

         "Securities Act" shall have the meaning assigned to it in Section
1.5(b).

         "Subscription Price" shall have the meaning assigned to it in Section 1.1.

         "Subsidiary" means, as to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

         "Transaction Documents" shall have the meaning assigned to it in
Section 7(b).

                                   SECTION 9
                                 MISCELLANEOUS

         9.1 Amendments and Waivers. This Agreement cannot be altered or otherwise amended except prior to the Closing pursuant to an instrument in writing signed by Buyer and the Company. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing by the Party entitled to the benefits thereof.

         9.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Buyer and their respective heirs, personal representatives, successors and assigns, provided that any assignment, by operation of law or otherwise, by the Company shall require the prior written consent of the Buyer and any purported assignment or other transfer without such consent shall be void and unenforceable.

         9.3 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mail with first class postage prepaid, or (ii) if given by any other means, when delivered at the address specified below in this Section 9.3.

The Company:                 Central European Media Enterprises Ltd.
                             c/o CME Development Corporation
                             18 D'Arblay Street
                             London W1V 3FP
                             United Kingdom
                             Attention:  Legal Department
                             telecopy number:  011-44-171-292-7948

                             with a copy to:

                                     Rosenman & Colin
                                     575 Madison Avenue
                                     New York, New York 10022
                                     Attention: Robert Kohl, Esq.
                                     telecopy number: 212-940-8776

The Buyer:                   RSL Capital LLC
                             767 Fifth Avenue, Suite 4200
                             New York, N.Y. 10153
                             Attention:  Ronald S. Lauder
                             telecopy number: 212-572-6758

                             with a copy to:

                                     Debevoise & Plimpton
                                     875 Third Avenue
                                     New York, NY 10022
                                     Attention: Louis Begley
                                     telecopy number: 212-909-6836

         9.4 Expenses. The Company shall reimburse the Buyer for its reasonable out-of-pocket expenses (including fees and disbursements of Debevoise & Plimpton, counsel for the Buyer) incurred in connection with the preparation of the Transaction Documents. The Company shall indemnify the Buyer against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, amendment or enforcement of any of the Transaction Documents.

         9.5 Survival of Representations and Warranties. The representations and warranties made by the Company and Buyer hereunder or in connection herewith shall survive until the second anniversary of the Closing, provided that the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3 and 3.8 shall survive without limitation (subject, in the case of Section 3.8, to any statutes of limitations applicable to the particular tax at issue).

         9.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without, to the extent permitted by law, invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not, to the extent permitted by law, invalidate or render unenforceable such provision in any other jurisdiction.

         9.7 Integration. This Agreement represent the entire agreement of the Company and the Buyer with respect to the subject matter hereof, and supersede any and all prior arrangements and understandings, oral or written, relating to the subject matter hereof; provided that Section 2 of the Commitment Letter (concerning payment of certain fees) and Exhibit B thereto (concerning indemnification and other maters set forth therein) shall continue in full force and effect.

         9.8 No Third Party Beneficiaries. Except as provided in Section 6, nothing in this Agreement shall confer any rights upon any Person or entity which is not a Party or a successor or permitted assignee of a Party to this Agreement.

         9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument.

         9.10 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER
PROVIDED BY LAW.

         9.11 Trial Without Jury. EACH OF THE COMPANY AND THE BUYER AGREES THAT ANY LITIGATION GROWING OUT OF ANY CONTROVERSY WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY NOTE OR ANY OTHER LOAN DOCUMENT WILL BE TRIED BY A JUDGE SITTING WITHOUT A JURY AND HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written:

                                      CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                                      By: /s/ Michel Delloye
                                         ---------------------------------------
                                         Name:    Michel Delloye
                                         Title:   President and Chief
                                                  Executive Officer

                                      RSL CAPITAL LLC

                                      By: /s/ Ronald S. Lauder
                                         ---------------------------------------
                                         Name:    Ronald S. Lauder
                                         Title:   Chairman

                                                                     Exhibit A

                                EXERCISE NOTICE

         Pursuant to Section 1.3 of the Stock Purchase Agreement, dated as of December __, 1998, by and among, RSL Capital LLC, a New York limited liability company (the "Buyer"), and Central European Media Enterprises Ltd., a company organized under the laws of Bermuda (the "Company"), the Company hereby notifies the Buyer that it wishes to exercise the commitment set forth in
Section 1.1 of such Agreement and issue and sell to Buyer 1,515,000 Class B Shares for the consideration set forth in such Agreement.

         This notice is the Exercise Notice referred to in Section 1.3 of such Agreement.

         WITNESS the signature of the undersigned this __ day of ________
199_.

                                 CENTRAL EUROPEAN MEDIA
                                 ENTERPRISES LTD.

                                 By:
                                    ----------------------------------------
                                 Name:
                                 Title:

                                                                     Exhibit B

                             OFFICER'S CERTIFICATE

         The undersigned ________________, hereby certifies that he is the _______________ of Central European Media Enterprises Ltd., a company organized under the laws of Bermuda (the "Company"), and that, as such, he is authorized to execute and deliver this Certificate on behalf of the Company and, with reference to the Stock Purchase Agreement, dated as of December __, 1998, by and among, RSL Capital LLC, a New York limited liability company (the "Buyer") and the Company (the "Stock Purchase Agreement"), further certifies, represents and warrants on behalf of the Company as follows (each capitalized term used herein without definition having the meaning specified in the Stock Purchase Agreement):

                  1. As of the date hereof, the representations and warranties of the Company set forth in Section 2 of the Stock Purchase Agreement are true and correct in all material respects.

                  2. All of the agreements, covenants and conditions required by the Stock Purchase Agreement to be performed or complied with by the Company on or prior to the Closing Date have been duly performed and complied with in all material respects.

         WITNESS the signature of the undersigned this __ day of ________ 199_ [insert Closing Date].

                                        CENTRAL EUROPEAN MEDIA
                                        ENTERPRISES LTD.

                                        By:
                                           --------------------------------
                                        Name:
                                        Title:

                                                                     Exhibit C

                              OPINION OF COUNSEL

A.  OPINION OF A BERMUDA COUNSEL

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda, and has full corporate power and authority to own its properties and conduct its business.

         2. The Stock Purchase Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and by general equitable principles.

         3. The Class B Shares have been duly and validly authorized by the Company and, when such Class B Shares are issued and delivered on the Closing Date, all such Class B Shares will be duly and validly issued, fully paid and non-assessable and the issuance of such Class B Shares is not subject to any presently existing preemptive or other similar rights.

[Need to expand to cover Class B Shares to be issued following the price adjustment]

         4. The execution and delivery by the Company of the Stock Purchase Agreement, and the performance by the Company of its obligations thereunder, will not contravene or conflict with the Bermuda Companies Act of 1981, any other Bermuda law or regulation, any judgment, order, decree, rule or regulation of any Bermuda court or arbitrator or governmental agency or body having jurisdiction over the Company or any of its respective properties or assets, or the memorandum of association or by-laws of the Company.

B. OPINION OF A NEW YORK COUNSEL

         1. Assuming that the Stock Purchase Agreement has been duly authorized, executed and delivered by the Company, the Stock Purchase Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and by general equitable principles.

         2. The execution and delivery by the Company of the Stock Purchase Agreement, and the performance by the Company of its obligations thereunder, will not contravene or conflict with any United States Federal or New York statute or regulation, any judgment, order, decree, rule or regulation of any United States Federal or New York court or arbitrator or governmental agency or body having jurisdiction over the Company or any of its respective properties or assets.